UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 15, 2019

LOOP INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54786	27-2094706
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

480 Fernand Poitras

Terrebonne, Quebec, Canada, J6Y 1Y4

(Address of principal executive offices, including zip code)

(450) 951-8555

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On January 15, 2019, Loop Industries, Inc. (the “Company”) sold convertible promissory notes (the “Notes”), together with related warrants to acquire 50% of the shares issued upon the exercise of the Notes (the “Warrants”) to accredited investors (“Investors”), pursuant to note and warrant purchase agreements entered into by and between the Company and each Investor (the “Purchase Agreements”) for an aggregate purchase price of approximately $4,500,000 (the “Private Placement”). The Company expects to use the net proceeds of the Private Placement for general corporate and working capital purposes.

Pursuant to the terms of each Note, the Company promises to pay Investors the principal amount outstanding thereunder, together with interest at a rate equal to 8.00% per annum. All unpaid principal, together with any then unpaid and accrued interest, shall be due and payable on January 15, 2020 (the “Maturity Date”). Upon the Maturity Date, the outstanding principal amount of the Notes shall automatically convert into fully paid and nonassessable shares of the common stock of the Company (“Common Stock”) at the price per share equal to $8.10 (the “Conversion Price”). The total number of shares of Common Stock to be issued upon automatic conversion shall equal (x) the outstanding principal amount of the Note, divided by (y) the Conversion Price. All accrued interest shall be paid in cash or in shares of Common Stock, at the discretion of each Investor. If interest is paid in Common Stock, the price per share shall be equal to the trading price of the Common Stock on the NASDAQ exchange at the close of the market on the date immediately preceding the Maturity Date.

The Warrants are exercisable for fifty percent (50%) of the shares of Common Stock issued upon the conversion of the Notes (the “Warrant Shares”). The per share purchase price (the “Exercise Price”) for each of the Warrant Shares purchasable under the Warrant shall be equal to 115% of the Conversion Price, or the New Issuance Price (as defined below), as applicable. Each Warrant expires twenty-four (24) months from the date of issuance (the “Expiration Date”). The Investor may exercise the Warrant at any time prior to the Expiration Date.

Pursuant to the terms of the Purchase Agreement, the Company granted Investors piggy back registration rights if the Company files a registration statement registering the shares of Common Stock within two (2) years of the date hereof.

In addition, the Purchase Agreement provides that where, in the 180 days following the closing of the Purchase Agreements, the Company issues shares of Common Stock or any securities of the Company (subject to customary exceptions) that would entitle the holder thereof to acquire Common Stock for a consideration per share less than the Conversion Price (the “New Issuance Price”), the Conversion Price under the Note shall be equal to the New Issuance Price.

For the sale of the Notes and Warrants, the Company relied on Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”) or the private offering safe harbor provision of Rule 506 of Regulation D promulgated thereunder based on the following factors: (i) the number of offerees or purchasers, as applicable, (ii) the absence of general solicitation, (iii) representations obtained from the purchasers relative to their accreditation and/or sophistication and/or their relationship to the company (directors and officers), (iv) the provision of appropriate disclosure, and (v) the placement of restrictive legends on the certificates reflecting the securities coupled with investment representations obtained from the purchasers.

A copy of the form of Purchase Agreement is attached as Exhibit 10.1 and a copy of each of the form of Note and Warrant is attached as Exhibit 4.1 and Exhibit 4.2, respectively, to this report and is incorporated herein by reference. A copy of the Company’s press release regarding the foregoing is attached hereto as Exhibit 99.1.

Item 2.03. Creation of a Direct Financial Obligation.

The information contained in Item 1.01 above is hereby incorporated into this Item 2.03 by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The information contained in Item 1.01 above is hereby incorporated into this Item 3.02 by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

4.1	Form of Note
4.2	Form of Warrant
10.1	Form of Note and Warrant Purchase Agreement
99.1	Press Release, dated January 15, 2019

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOOP INDUSTRIES, INC.

Date: January 15, 2019	By:	/s/ Antonella Penta
Antonella Penta
General Counsel and Secretary

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